Exhibit 4.45

Information in this exhibit identified by brackets and *** has been redacted because it is not material and is the type that the Company treats as private or confidential

Convertible Loan Agreement

in respect of

CASI Pharmaceuticals (Wuxi) Co., Ltd.

by and among

Wuxi Huicheng Yuanda Investment Partnership (Limited Partnership)

on the one hand

- and -

CASI Pharmaceuticals (Wuxi) Co., Ltd.

CASI Pharmaceuticals, Inc.

CASI Pharmaceuticals (China) Co., Ltd.

on the other hand

December 14, 2023

This Convertible Loan Agreement in respect of CASI Pharmaceuticals (Wuxi) Co., Ltd. (this “Agreement” or “Convertible Loan Agreement”) is entered into this 14th day of December 2023 (“Signing Date”) in Huishan District, Wuxi City, Jiangsu Province, China, by and among the following parties:

1.	Wuxi Huicheng Yuanda Investment Partnership (Limited Partnership), a limited partnership duly organized and validly existing under the laws of China, with a unified social credit code of [***], having its registered office at Suite 1906-3, North Block, 5 Zhihui Road, Huishan Economic Development Zone, Wuxi, and with its executive partner [***] (“HCYD” or “Investor”);
2.	CASI Pharmaceuticals (Wuxi) Co., Ltd., a limited liability company duly organized and validly existing under the laws of China, with a unified social credit code of [***], having its registered office at 1719-15 Huishan Avenue, Huishan Economic Development Zone, Wuxi, and with its legal representative [***] (“Target” or “Company” or “CASI Wuxi”);
3.	CASI Pharmaceuticals, Inc., a Cayman Islands company limited by shares, having its registered office at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, with its person-in-charge [***] (“CASI Cayman” or “Controlling Shareholder”); and
4.	CASI Pharmaceuticals (China) Co., Ltd., a limited liability company duly organized and validly existing under the laws of China (a wholly foreign-owned enterprise), with a unified social credit code of [***], having its registered office at Suites 01 and 02, 17 Office 1T01, 17/F, 81 Jianguo Road, Chaoyang District, Beijing, and with its legal representative [***] (“CASI Beijing”, and together with CASI Cayman, each a “Guarantor” and collectively the “Guarantors”), hereinafter collectively referred to as the “Parties” and individually as a “Party”. When referring to one another, they are referred to as a “Party” or the “other Parties”, as the context requires.

WHEREAS:

(1)	The Target is a limited liability company duly organized and validly existing under the laws of China, founded on December 26, 2018. Its primary business activities include the research and development, manufacturing and wholesale of drugs designed to treat diseases related to blood cancers and solid tumors (“Core Business”). CASI Cayman is the controlling shareholder of the Target.
(2)	The Investor, on the one hand, and the Target, CASI Cayman and CASI Beijing, on the other hand, entered into that certain Capital Reduction Agreement of CASI Pharmaceuticals (Wuxi) Co., Ltd. (“Capital Reduction Agreement”), dated as of December 14, 2023, under which the Investor will exit the Target by means of capital reduction. The Investor intends to extend to the Target, pursuant to the provisions hereof, a convertible loan using the investment principal of RMB [***] in the consideration payable by the Target to it for the capital reduction, so as to make an investment in the Target in the form of convertible loan.
(3)	The Investor intends to, and the Target and its Controlling Shareholder, CASI Cayman, agree that the Investor will, provide the Convertible Loan Funds to the Target pursuant to the provisions hereof. The Guarantors, CASI Cayman and CASI Beijing, agree that they will provide unconditional, irrevocable, joint and several guarantees pursuant to the provisions hereof for all the Indebtedness, obligations and liabilities owed by the Target to the Investor hereunder.

NOW, THEREFORE, the Parties have reached, and intend to be bound by, the following agreement through friendly negotiation on the principles of fairness and mutual benefit, in connection with the Investment made by the Investor in the Target by means of convertible loan, in accordance with the applicable laws and regulations of China.

Article IDefinitions
1.1	Definitions

For the purpose of this Agreement, unless otherwise expressly provided herein or the context otherwise requires, the following terms shall have the following meanings:

“Agreement” or “Convertible Loan Agreement”: shall mean the Convertible Loan Agreement in respect of CASI Pharmaceuticals (Wuxi) Co., Ltd., together with all annexes, supplemental agreements and any supplements and/or amendments thereto.

“HCYD” or “Investor”: shall mean Wuxi Huicheng Yuanda Investment Partnership (Limited Partnership).

“CASI Wuxi” or “Target” or “Company”: shall mean CASI Pharmaceuticals (Wuxi) Co., Ltd.

“CASI Cayman” or “Controlling Shareholder”: shall mean CASI Pharmaceuticals, Inc.

“CASI Beijing”: shall mean CASI Pharmaceuticals (China) Co., Ltd., a wholly-owned subsidiary of CASI Cayman.

“Guarantor(s)”: shall mean either or both CASI Cayman and/or CASI Beijing.

“CASI Wuxi Bio”: shall mean CASI Biopharmaceuticals (Wuxi) Co., Ltd.

“Group Company”: shall mean any of CASI Cayman, CASI Wuxi, CASI Beijing and all other companies, enterprises, incorporated and unincorporated organizations (including wholly-owned subsidiaries/enterprises, controlled subsidiaries/enterprises, companies/enterprises over which it has control, branches/offices and other branches at all levels) that CASI Cayman now or in the future controls, whether directly or indirectly, within or outside China (collectively referred to herein as the “Group Companies”, and each of the Group Companies is individually referred to hereinafter as a “Group Company”).

“Capital Reduction Agreement”: shall mean the Capital Reduction Agreement of CASI Pharmaceuticals (Wuxi) Co., Ltd., dated as of December 14, 2023, between the Investor, on the one hand, and the Target, CASI Cayman and CASI Beijing, on the other hand.

“Huishan ETD Zone”: shall mean the economic and technological development zone in Huishan District, Wuxi.

“Investment”: shall have the meaning set forth in Article 2.1 hereof.

“Convertible Loan Funds” or “Investment Funds”: shall have the meaning set forth in Article 2.1.1 hereof, i.e., the investment of RMB [***]  made by the Investor in the Target by means of convertible loan as per the terms and conditions set forth herein.

“Loan Term”: shall have the meaning set forth in Article 2.1.1 hereof, i.e., the term of all the Convertible Loan Funds that commences on December 25, 2023 and ends on December 31, 2026.

“Investment Commencement Date”: shall have the meaning set forth in Article 2.1.1 hereof, i.e., December 25, 2023.

“Closing Date”: shall mean the closing date of the capital reduction initiated by HCYD against the Target as agreed in the Capital Reduction Agreement, i.e., December 25, 2023.

“Maturity Date”: shall mean the date when the Loan Term ends, i.e., December 31, 2026, or the date of such early expiration of the Loan Term of the Convertible Loan Funds as may be declared by the Investor as agreed herein; any reference to such Maturity Date shall be the maturity date of all the Investment Funds.

“Exercise Period”: shall have the meaning set forth in Article 2.1.2 hereof, i.e., the period from the Investment Commencement Date until [***] months of expiry of the Loan Term.

“Conditions Precedent”: shall mean the Conditions Precedent to provision by the Investor of the Convertible Loan Funds to the Target, as set forth in Article 3.1 hereof.

“Converted” or “Conversion”: shall mean the conversion of the Convertible Loan Funds, in whole or in part, by the Investor into equity stake in the Target as per the terms and conditions set forth herein.

“Conversion Date”: shall mean the closing date of capital increase and conversion as agreed in the Capital Increase and Conversion Agreement signed by the Investor at the time of Conversion.

“Signing Date”: shall mean the date on which this Agreement is duly signed by all the Parties.

“Transaction Documents”: shall mean all transaction documents required for the Investment, including but not limited to this Agreement and all supplements and annexes thereto, the Guarantee Contracts and all supplemental contracts thereto, and other ancillary agreements, resolutions, commitments, confirmations, explanations and other documents that may be executed to consummate the Investment or at the request of the Investor, as well as all supplements and/or amendments to the foregoing Transaction Documents.

“Encumbrance”: shall mean any mortgage, assignment of claims, lien, pledge, retention of title, right to acquire, right to securities, option, right of pre-emption and related similar right, restriction, third-party right or interest, any other encumbrance or condition, or any other type of preferential arrangement (including but not limited to a title transfer and retention arrangement) having similar effect;

“Affiliates”: shall mean the affiliates identified in accordance with relevant provisions of the Accounting Standards for Business Enterprises issued by the Ministry of Finance of China, the Measures for the Administration of Information Disclosure by Listed Companies issued by China Securities Regulatory Commission and the relevant business rules issued by the stock exchanges within China.

“Material Adverse Effect” or “Material Adverse Change”: shall mean any circumstance, change or effect involving the Controlling Shareholder, any Group Company or their business that: (1) has, or as shown by evidence could reasonably be expected to have, a material adverse effect on the existence, shareholding structure, business, operations, market, management, liabilities, core assets, intellectual property rights, indebtedness, personnel, results of operations, financial condition or profitability prospects of the Group Companies; or (2) has, or as shown by evidence could reasonably be expected to have, a material adverse effect on the qualifications, governmental approvals, permits, licenses or ability of the Group Companies to operate their current business; or (3) has, or as shown by sufficient evidence may have, a material adverse effect on the performance by the Group Companies and/or the Controlling Shareholder of their main obligations under the Transaction Documents, or on the validity, binding nature or enforceability of any of the Transaction Documents; or (4) has caused, or is likely to cause, a material adverse effect on the performance by the Controlling Shareholder, key employees, officers of their duties in the Group Companies. For the avoidance of doubt, a Material Adverse Effect shall be deemed to have arisen upon the occurrence of any of the following events: (1) any Group Company enters into bankruptcy, liquidation, winding up, reorganization or debt restructuring proceedings (other than an operational restructuring with prior written consent of the Investor); (2) any Group Company sells all or a substantial portion of its assets (except in the case where (a) all or the substantial portion of the assets sold are not required for the Group Company to carry out the core business, or (b) although they are necessary for the Group Company to conduct the core business, their total value does not exceed [***] % of the total value of the Group Company’s assets); (3) any Group Company loses or fails to obtain any important permits, qualifications or licenses required for the operation of the core business; or (4) the occurrence of any Material Adverse Effect on any Group Company or the core business of any Group Company.

“Taxes”: shall mean any national or local income taxes, business taxes, withholding taxes, deed taxes, land value-added taxes, excise taxes, customs duties, stamp duties, or other kind of taxes (whether paid directly or withheld) levied by any tax authority, as well as interest, late fees, penalties, surcharges and other charges incurred in connection with such taxes.

“Transaction” shall include any transaction, act, event or omission of any nature whatsoever.

“Indebtedness”: shall mean any direct or indirect obligations, debts, liabilities, expenses, costs, claims, losses, damages, deficiencies, securities or endorsements of any person, whether conditional or unconditional, incurred or not incurred, matured or unmatured, satisfied or unsatisfied, and whether or not it has been made or tendered.

“Losses”: shall mean losses, damages, deficiencies, diminution in value, debts, liabilities, interest, penalty interest, penalties, fines, late fees, liquidated damages, fees, expenses, and all related costs and fees (including, without limitation, reasonable attorney’s fees and expenses, litigation costs, arbitration fees, settlement costs, and investigation costs of any kind or nature) in any judgments, awards, rulings, decisions, orders or settlements of any nature or kind.

“Person”: shall mean any natural or non-natural person, including but not limited to any individual, company, enterprise, incorporated or unincorporated organization.

“Industrial and Commercial Registration Authority”: shall mean the administrative authority responsible for the centralized registration of the Persons operating in the market, including the State Administration for Market Regulation and local market regulation authorities at all levels.

“Yuan”: shall mean Renminbi yuan, the lawful currency of China.

“Business Day”: shall mean a calendar day on which commercial banks operating in China are generally open for business and offer interbank deposit and payment services.

“Day”: shall mean a calendar day.

“China”: shall mean, for the purpose of this Agreement, the mainland of the People’s Republic of China, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan region.

1.2	Interpretation and Rules
(1)	Any reference herein to an article, annex, schedule, recital, or whereas clause shall mean the article, annex, schedule, recital, or whereas clause of this Agreement, unless otherwise indicated, and such article, annex, schedule, recital or whereas clause shall be deemed to be part of this Agreement;
(2)	The table of contents and headings of this Agreement are inserted for convenience only and do not in any way affect the meaning or interpretation of this Agreement;
(3)	Whenever the words “include”, “includes” or “including” are used herein, they shall be deemed to be followed by the words “without limitation”;
(4)	Whenever the words “has the right” or “have the right” are used herein, they shall be deemed to be followed by “but is not obligated”;
(5)	Whenever the words “hereof”, “herein” “hereunder” or words of similar import are used herein, they shall mean this Agreement as a whole rather than any particular provision thereof;
(6)	The words “over” or “below” used herein shall be deemed to include the given number, and the words “more than” used herein shall be deemed to not include the given number, in each case, unless otherwise specifically agreed.
(7)	The terms defined herein shall have the defined meanings when used in any certificates or other documents prepared or delivered pursuant to this Agreement, unless otherwise defined in such certificates and other documents.
(8)	Any reference to a Person herein shall include its permitted successors and assignees;

(9)	Any use of the word “or” herein does not denote a single, mutually-exclusive choice, unless expressly stated otherwise; and
(10)	Any use of the word “Agreement” herein shall include “Contract” (and vice versa), as well as any supplemental agreements and contracts, and all amendment or termination agreements and contracts to the original agreement or contract.
Article IIInvestment in the Form of Convertible Loan
2.1	Investment Arrangement
2.1.1	The Parties agree that the Investor will provide the Convertible Loan Funds of RMB [***] to the Target in the form of convertible loan as per the terms and conditions set forth herein (“Convertible Loan Funds” or “Investment Funds”), with the Loan Term commencing on December 25, 2023 (“Investment Commencement Date”) and ending on December 31, 2026.
2.1.2	In accordance with the Capital Reduction Agreement, as part of the capital reduction consideration, the Target shall be liable to pay the investment principal of RMB [***] to the Investor in cash in Chinese yuan on and from the Closing Date, i.e., December 25, 2023 (“Closing Date”), and the Investor shall, on and from the Closing Date, have the right to claim the investment principal of RMB [***] from the Target. The Parties agree that, when all the Conditions Precedent set out in Article 3.1 hereof are met, the Investor shall, after issuing a confirmation regarding the Convertible Loan Funds to the Target, convert all such investment principal it has the right to claim from the Target into the RMB [***] Convertible Loan Funds it extends to the Target, on the Investment Commencement Date, i.e., December 25, 2023, and then it shall be deemed to have paid the Convertible Loan Funds of RMB [***] to the Target.
2.1.3	The Parties agree that the Investor shall have the option to deal with the Investment Funds pursuant to either of the following paragraphs, and shall inform the Target of its decision in a written instruction:
(1)	The Investor shall have the right to require the Target to repay the Investment Funds in full on the date of expiry of the Loan Term, and pay interest thereon at the rate of [***] % p.a. for the actual period of use of such funds; in the event of any Investor-initiated Early Repayment Triggering Event set forth in Article 4.3 hereof, the Investor shall have the right to declare immediate maturity of the Loan Term, and require the Target to repay in advance all the Investment Funds, together with interest on all the Investment Funds at the rate of [***] % p.a. for the actual period of use thereof; or
(2)	The exercise period of the convertible loan shall commence on the Investment Commencement Date until [***] months after the date of expiry of the Loan Term (“Exercise Period”). The Investor shall have the right from time to time during the Exercise Period to request that the Investment Funds be converted, in whole or in part, into equity stake in the Target by way of capital increase (“Conversion”). When the Investor completes any Conversion, the Target shall pay the Investor interest on the Investment Funds so conversed at the rate of [***] % p.a. for the actual period of use thereof; the Investor shall, in addition, have the right to require the Target, in accordance with paragraph (1) above of this clause, to repay the remaining Investment Funds that have not been converted into equity stake in the Target, and pay interest on all the remaining Investment Funds at the rate of [***] % p.a. for the actual period of use thereof.
2.1.4	Any repayment shall comply with the provisions of Article IV hereof, and any Conversion shall comply with the provisions of Article V hereof.
2.2	Purposes of the Convertible Loan Funds

The Target and the Controlling Shareholder jointly undertake and warrant that all the Convertible Loan Funds shall be used for the purposes of the Target’s Core Business. Without the prior written consent of the Investor, the Convertible Loan Funds shall not be used for any other purposes (including but not limited to repaying any Indebtedness owed to any of the Target’s shareholders or Affiliates, paying the Target’s non-operating expenses or other operating expenses not related to the Target’s Core Business, and using for entrusted wealth management, external lending, futures trading and other risky investments).

2.3	Commitments

As a necessary condition for the Investment of the Investor, the Target and the Controlling Shareholder jointly undertake and warrant to the Investor that they will accomplish the following matters as follows:

The gross invoiced sales the Target shall achieve in Wuxi for the years 2024, 2025, 2026, 2027 and 2028 shall be no less than RMB [***], RMB [***], RMB [***], RMB [***] and RMB [***] respectively. Whether the committed invoiced sales target in Wuxi for each of the above years has been achieved shall be determined based on the Target’s tax return for the respective year.

Article IIIConditions Precedent
3.1	Conditions Precedent

The Parties acknowledge and agree that provision by the Investor of the Convertible Loan Funds to the Target shall be conditional upon the satisfaction of all the following Conditions Precedent (“Conditions Precedent”) (unless one or more of the Conditions Precedent have been waived by the Investor in writing):

3.1.1	The investment decision-making body of the Investor has approved the Investment.
3.1.2	The Target, the Controlling Shareholder and the Guarantors have obtained and completed, prior to the Signing Date, all such necessary internal authorizations, consents, approvals and other actions as required for the execution and performance of this Agreement and all other Transaction Documents with respect to this Investment, including but not limited to the Target’s board of directors having passed a resolution approving the Investment (including the guarantee measures as set out in this Agreement).
3.1.3	This Agreement and all other Transaction Documents with respect to this

Investment have been executed by all the Parties and become effective, and are in the form and substance satisfactory to the Investor. The Investor has received such documents.
3.1.4	The Capital Reduction Agreement among the Investor, and the Target, CASI Cayman and CASI Beijing shall remain legal and valid, without any breach, termination or recission thereof.
3.1.5	As part of the capital reduction consideration, the Target has paid the investment income of RMB [***] to the Investor in cash in Chinese yuan according to the provisions of the Capital Reduction Agreement.
3.1.6	The Guarantors, CASI Cayman and CASI Beijing, shall provide unconditional, irrevocable, joint and several guarantees for the performance by the Target of the Convertible Loan Funds, interest, liquidated damages and all other Indebtedness, obligations and liabilities hereunder. Each of the Guarantors has executed a Guarantee Contract and all other legal documents with the Investor in the form and substance acceptable to the Investor, and all such documents have already come into force.
3.1.7	The registered office and/or actual place of production and business of the Target and its subsidiary, CASI Biopharmaceuticals (Wuxi) Co., Ltd. (“CASI Wuxi Bio”), have not moved out of the Huishan ETD Zone.
3.1.8	CASI Cayman shall remain controlling shareholder of the Target, and there is no change in the controlling shareholder and actual controller of the Target.
3.1.9	The equity stake held by the Controlling Shareholder in the Target is free from any pledge, seizure, freezing, execution, or any other Encumbrance, or restrictions on rights thereto, for any reason whatsoever.
3.1.10	The representations and warranties of the Target and the Controlling Shareholder are true, accurate and complete, without material omissions; and they shall perform and comply with all their obligations and undertakings under this Agreement, without any breach of the provisions of this Agreement or any other Transaction Documents in respect of the Investment; and all the information and materials they provide to the Investor are true, complete, lawful and valid.
3.1.11	As at the Investment Commencement Date, no Group Companies have any material violations of any laws or regulations, and no event, fact, condition, change or other circumstance exists or has occurred that has or is reasonably expected to have a Material Adverse Effect on the capital structure, business, assets, financial condition, prospects or performance ability of any Group Companies, including but not limited to the Material Adverse Effect events set out in Article 8.4 hereof.
3.1.12	As at the Investment Commencement Date, there is no action or proceeding by any governmental authority that restricts, stops, prohibits, invalidates or otherwise prevents or seeks to prevent the consummation of this Investment.

3.1.13	Other Conditions Precedent set forth in this Agreement and any other Transaction Documents regarding the Investment or as required by the Investor.
3.2	Satisfaction Notice and Time Limit of the Conditions Precedent
3.2.1	The Target and the Controlling Shareholder shall cause all the Conditions Precedent set forth in Article 3.1 hereof to be fully satisfied no later than the Investment Commencement Date, and shall inform the Investor in writing immediately upon such satisfaction, and submit to the Investor documents proving that the Conditions Precedent have been satisfied. Where the Investor agrees to waive certain Conditions Precedent, then those Conditions Precedent so waived by the Investor in writing shall automatically become the obligations and undertakings to be performed, upon payment of the Investment Funds, by the Target and the Controlling Shareholder, in which case the Target and the Controlling Shareholder shall fulfill such obligations and undertakings in a full and proper manner within the time limit otherwise agreed by the Investor.
3.2.2	The Investor shall issue a confirmation of the Convertible Loan Funds to the Target to confirm that it will convert, on the Investment Commencement Date, all the investment principal owed by the Target to it as part of the capital reduction consideration into the Convertible Loan Funds it extends to the Target, after receiving documents proving the satisfaction of all the Conditions Precedent, and confirming that all the Conditions Precedent have been fully satisfied or agreeing to waive certain Conditions Precedent in writing.
3.2.3	The Parties agree that, if the Target and the Controlling Shareholder fail to cause all the Conditions Precedent to be fully satisfied prior to the Investment Commencement Date and the Investor does not agree to waive any of them, then (1) the Investor shall have the right to grant a grace period to continue the performance hereof; or (2) the Investor shall have the right to unilaterally rescind this Agreement and terminate this Investment transaction by giving written notice, without any liability for breach of contract, in which case the Target and the Controlling Shareholder shall, in addition, compensate the Investor for all its Losses.
Article IVPayment of Interest and Repayment of the Investment Funds
4.1	Calculation and Payment of Interest on the Investment Funds

The Parties agree that interest on the Investment Funds shall be paid every [***] months from the Investment Commencement Date on the [***] day of the last month of such [***]-month period. The Target shall calculate and pay the Investor such interest at the rate of [***] % p.a., with the interest for each period to be calculated using the following formula:

Current-period interest = principal of the Investment Funds the Target shall repay × annual rate of [***] % × number of days of the current period ÷ 360. (Note: a year is treated as [***] days throughout the Agreement.)

The “number of days of the current period” above refers to the number of days between the last payment date (inclusive) and the current payment date. The first

“number of days of the current period” shall be the number of days from the Investment Commencement Date (inclusive) to the first payment date immediately following that date, and the last “number of days of the current period” shall be the number of days from the last payment date (inclusive) until the Target has paid the principal of the Investment Funds to the designated bank account of the Investor. For the avoidance of doubt, the loan interest charged for the Investment Funds hereunder shall be simple interest, unless otherwise specifically agreed.

4.2	Repayment of the Investment Funds on Maturity

The Parties agree that the Target shall pay to the designated bank account of the Investor all the principal and interest of the Investment Funds that shall be repaid, on the date of expiry of the Loan Term. The principal and interest of the Investment Funds that shall be repaid by the Target shall be calculated using the following formula:

Principal of the Investment Funds = full amount of the Investment Funds paid by the Investor to the Target – principal of the Investment Funds that has been converted by the Investor (if any) –principal of the Investment Funds that has already been repaid in advance by the Target (if any);

Interest on the Investment Funds = full amount of the Investment Funds paid by the Investor to the Target × annual rate of [***] % × actual number of days of use ÷ 360 – sum of all interest payments then already made on the Investment Funds by the Target to the Investor;

The “actual number of days of use” above refers to the number of days from the Investment Commencement Date until the Target has paid the principal of the Investment Funds to the designated bank account of the Investor. Interest shall be paid off along with the principal.

4.3	Early Repayment at the Request of the Investor
4.3.1	The Parties agree that, during the Loan Term, the Investor shall have the right to declare immediate maturity of the Loan Term, and require the Target to, and the Target shall then, repay all the Investment Funds in advance and pay the Investor interest accrued on all the Investment Funds paid by the Investor to it at the rate of [***] % p.a. for the actual period of use, if (each, an “Investor-initiated Early Repayment Triggering Event”):
(1)	The Target fails to pay the Investor interest on the Investment Funds for each period in full as scheduled pursuant to the provisions hereof;
(2)	The Target fails to meet any of the commitments set forth in Article 2.3 hereof, i.e., its gross invoiced sales in Wuxi fail to reach the target of RMB [***] in 2024, RMB [***] in 2025, RMB [***] in 2026, RMB [***] in 2027, or RMB [***] in 2028;
(3)	The Target fails to pay any investment income in full as part of the capital reduction consideration to the Investor in cash in Chinese yuan as scheduled pursuant to the provisions of the Capital Reduction Agreement;

(4)	The Investor fails to complete the Conversion on the terms and conditions hereof (unless the Investor decides not to convert at its own discretion);
(5)	The Target fails to use the Convertible Loan Funds for the purposes as agreed in Article 2.2 hereof;
(6)	The registered office and/or actual place of production and business of the Target or its subsidiary, CASI Wuxi Bio, have been moved out of the Huishan ETD Zone for whatever reason, without the prior written consent of the Investor;
(7)	The equity stake held by the Controlling Shareholder directly or indirectly in the Target is pledged, seized, frozen, executed, created any Encumbrance or subject to any restrictions on rights thereto, without the prior written consent of the Investor;
(8)	The Target pays cash dividends during the term of the Convertible Loan Funds, without the prior written consent of the Investor;
(9)	A significant change occurs in the core business of the Group Companies, without the prior written consent of the Investor;
(10)	The Group Companies fail to submit materials/information to the Investor pursuant to the provisions of Article 7.1 hereof;
(11)	The Group Companies and/or the Controlling Shareholder reject or impede the Investor’s oversight and inspections of the operations, financial activities or use of the loan of the Group Companies, or provide false or incorrect information to the Investor, or fail to provide the information as requested by the Investor, or conceal any material information;
(12)	Any financial and accounting reports of any Group Company are issued an audit report with an unqualified or adverse opinion;
(13)	There is a serious deterioration in the operations, finance, property and personnel of the Group Companies which, in the opinion of the Investor, may have or has had a Material Adverse Effect on the Target’s ability to repay the Investment Funds;
(14)	The guarantees hereunder have changed to the detriment of the Investor’s claims, including but not limited to the failure to come into force, invalidity, or declared cancellation of the guarantee clauses, the Guarantee Contracts or other means of guarantee, the Guarantors becoming wholly or partially incapable of providing guarantees or refusing expressly to perform their guarantee obligations, the Guarantors breaching any of their obligations or undertakings agreed upon in the Guarantee Contracts or other undertakings, and the mortgaged property (if any) or pledged property (if any) becoming destroyed, extinguished, diminished in value, seized, distrained or frozen and, in such case, the Target and the Guarantors fail to provide new necessary guarantees as required by the Investor;

(15)	The Target has been or is likely to be closed temporarily, dissolved, liquidated, ordered to cease its operations pending correction, ordered to have its business license revoked, revoked, or has filed or is likely to file (or has been or is likely to be filed) a petition for bankruptcy;
(16)	Any event, fact, act or circumstance occurs that may threaten or impair the possibility of the Investor recovering the Convertible Loan Funds; or
(17)	There is a material breach of this Agreement or other Transaction Documents regarding the Investment by the Target and/or the Controlling Shareholder, or a material breach of the Guarantee Contract by any Guarantor.
4.3.2	The Parties agree that, if any Investor-initiated Early Repayment Triggering Event set forth in Article 4.3.1 hereof occurs, the Target shall repay to the designated bank account of the Investor all the principal and interest of the Investment Funds that shall be repaid, within [***] Business Days from the date when the Investor issues a written notice requiring early repayment. The principal and interest of the Investment Funds that the Target shall repay shall be calculated using the following formula:

Principal of the Investment Funds = full amount of the Investment Funds paid by the Investor to the Target – principal of the Investment Funds that has been converted by the Investor (if any) –principal of the Investment Funds that has already been repaid in advance by the Target (if any);

Interest on the Investment Funds = full amount of the Investment Funds paid by the Investor to the Target × annual rate of [***]  % × actual number of days of use ÷ 360 – sum of all interest payments then already made on the Investment Funds by the Target to the Investor;

The “actual number of days of use” above refers to the number of days from the Investment Commencement Date until the Target has paid the principal of the Investment Funds to the designated bank account of the Investor. Interest shall be paid off along with the principal.

4.4	Early Repayment at the Request of the Target
4.4.1	The Parties agree that, during the Loan Term, the Target may repay all or part of the Investment Funds in advance by giving [***] Business Days’ written notice to the Investor and subject to the prior written consent of the Investor, with interest payable at the rate of [***] % p.a. for the actual period of use. The Target shall notify the Investor in writing, stating the amount of the Investment Funds it intends to repay early, repayment date and other key terms. Within [***] Business Days after the Target sends to the Investor a written notice requesting early repayment, the Investor shall have the option to either accept the request of the Target for early repayment, or require to make Conversion of all or part of the Investment Funds (including such amount of the Investment Funds that the Target requests to repay early), subject to the provisions of Article V hereof.
4.4.2	If the Investor grants its consent in writing to the request of the Target for early repayment, the interest that the Target shall pay to the Investor on the Investment Funds to be repaid early shall be calculated using the following formula:

Interest on the Investment Funds = principal of the Investment Funds repaid early by the Target × annual rate of [***] % × actual number of days of use ÷ 360;

The “actual number of days of use” above refers to the number of days from the Investment Commencement Date until the Target has paid the Investment Funds principal to be repaid early to the designated bank account of the Investor. Interest shall be paid off along with the principal.

4.4.3	Each of the Parties acknowledges that no early repayment by the Target shall affect in any way the exercise by the Investor of its right to make any Conversion of all or part of the Investment Funds (including such amount of the Investment Funds that the Target requests to repay early) as agreed herein, and any Conversion of the Investor shall still comply with the provisions of this Agreement.
4.5	Calculation and Payment of the Investment Funds Converted

The Parties agree that, if the Investor completes any Conversion of all or part of the Investment Funds during the Loan Term, the Target shall pay the Investor interest on the converted Investment Funds at the rate of [***] % p.a. for the actual period of use, on the Conversion Date or within such other time limit as may then be mutually agreed upon by the Investor and the Target in writing. The interest that the Target shall pay to the Investor on the converted Investment Funds shall be calculated using the following formula:

Interest on the Investment Funds = principal of the Investment Funds that has been converted by the Investor × annual rate of [***] % × actual number of days of use ÷ 360;

The “actual number of days of use” above refers to the number of days from the Investment Commencement Date to the Conversion Date. Interest shall be paid off along with the principal.

4.6	Late Payment Fee

The Parties agree that, in the event that the Target fails to make any payment to the Investor as scheduled pursuant to the foregoing provisions of Article IV hereof, it shall pay the Investor a late payment fee at the rate of [***] percent ([***] %) of the total outstanding amount for each day of delay.

Article VConversion
5.1	Exercise and Conversion

The Parties agree that the Investor shall have the right to request Conversion of all or part of the Investment Funds into equity stake of any Group Company (“Conversion Group Company”) by way of capital increase at any time during the Exercise Period, regardless of whether the Investment Funds have been repaid, at such Conversion Price and on such Conversion terms and conditions as may be determined by the Conversion Group Company and the Investor through negotiation.

The Investor shall have the right to transfer or assign the right of Conversion, in whole or in part, to the Affiliates it designates, and such Affiliates shall exercise such right of Conversion.

5.2	Conversion Process
5.2.1	If the Investor intends to request any Conversion, it shall, during the Exercise Period, send to the Target a written notice requesting the Conversion (“Conversion Notice”) which shall state the amount of the Investment Funds to be converted, name of the Investor initiating the Conversion, name of the Conversion Group Company and other key terms.
5.2.2	Where the Investor chooses to make any Conversion into equity stake of a Group Company in China (“Domestic Conversion Group Company”), the following matters with respect to the Conversion shall be completed within [***] days after the date the Investor gives a Conversion Notice: (1) a capital increase and conversion agreement shall be entered into between the Domestic Conversion Group Company and other related Persons, on the one hand, and the Investor, on the other hand, pursuant to the provisions of this Agreement and the terms and conditions that may be then agreed upon by the Parties; and (2) the Domestic Conversion Group Company shall provide all such materials and execute all such documents as may be necessary for the completion, in connection with such capital increase and conversion, of registration of change with the Industrial and Commercial Registration Authority, and of other related procedures with competent administrative bodies, and shall complete such registration of change and other related procedures. The Investor shall in each case provide its cooperation.
5.2.3	Where the Investor chooses to make any Conversion into equity stake of a Group Company outside China (“Overseas Conversion Group Company”), the following matters with respect to the Conversion shall be completed within [***] months after the date the Investor gives a Conversion Notice: (1) an investment and conversion agreement shall be entered into between the Overseas Conversion Group Company and other related Persons, on the one hand, and the Investor, on the other hand, pursuant to the provisions of this Agreement and the terms and conditions that may be then agreed upon by the Parties; and (2) the Overseas Conversion Group Company shall complete all procedures with respect to the investment in accordance with the applicable laws and regulations of the country in which it operates and the requirements of the registration authority. The Investor shall in each case provide its cooperation.
5.2.4	Where the Investor chooses to make any Conversion into equity stake of the Target, in the process of capital increase and Conversion, the Target shall be solely liable for the funds required for the capital verification with respect to the Conversion and capital increase and for other purposes regarding the Conversion, and the Investor will no longer provide any funds in any way. If the Investor chooses to exercise its right of Conversion against any Group Company other than the Target, it shall have the right to require the Target to repay that portion of the Convertible Loan Funds that is intended to be converted, within the period of time in which the Conversion Group Company requires it to pay its investment funds, and the Target shall ensure that the payment by the Investor of such investment funds shall be made to the Conversion Group Company without any delay. Once such portion of the Convertible Loan Funds is repaid, the Investor shall immediately use and may only use it for the acquisition of share capital of the Conversion Group Company.
5.2.5	The Parties agree that the Investor shall have the rights and obligations as a shareholder of the Conversion Group Company from the Conversion Date in accordance with the laws and regulations of the country in which the Conversion Group Company operates, the articles of association of the Conversion Group Company, the investment agreement, and other transaction documents regarding the Conversion.
Article VIGuarantee
6.1	The Guarantors, CASI Cayman and CASI Beijing, undertake that they shall provide unconditional, irrevocable, joint and several guarantees for all the Indebtedness, obligations and liabilities hereunder of the debtor, Target, to the creditor, Investor, subject to the Guarantee Contracts between the Investor and the Guarantors, CASI Cayman and CASI Beijing.
6.2	The Guarantors jointly agree that even if this Agreement is, in whole or in part, not formed, inoperative, invalid, revoked, rescinded, terminated or objectively impossible to be fulfilled, they shall still, within the scope of guarantee agreed herein, provide unconditional, irrevocable, joint and several guarantees for the Indebtedness arising from the return of property or the compensation for Losses, until the date such Indebtedness has been fully satisfied; in addition, the Guarantors shall be jointly and severally liable for the Indebtedness incurred by the Target in satisfying the main debts and in compensating for Losses.
Article VIIImportant Rights of the Investor
7.1	Right to be Informed and Right to Inspect
7.1.1	The Parties agree that, during the Exercise Period and during the period in which the Investor holds any equity stake in the Target, the Target and the Controlling Shareholder shall provide the Investor with the following materials/information:
(1)	Within [***] days after the end of each financial year, the annual consolidated financial statements (including income statement, balance sheet and cash flow statement) of the Group Companies audited, and an annual audit report issued, by an accounting firm accepted by the Investor and with the qualifications to practice in the field of securities;
(2)	Within [***] days after the end of each financial year, an annual audit report of the Target issued, and the annual financial statements of the Target and its subsidiaries (including income statement, balance sheet and cash flow statement) audited, by an accounting firm accepted by the Investor and with the qualifications to practice;
(3)	Within [***] days after the end of each financial year, an annual operating report, a consolidated budget report for the next financial year, and a business plan of the Target; and

(4)	Other information and materials relating to the operation and finance of the Group Companies that may be requested by the Investor and are relevant to its interests.
7.1.2	In the event of any significant change in the business, assets, personnel or other aspects of any Group Company or of any material business information generated by any Group Company, the Target shall, within [***] days, inform the Investor in writing, submit relevant information, and ensure the truthfulness and completeness of such information. Such material business information shall include, without limitation:
(1)	Any change in the controlling shareholder or actual control of the Target, including CASI Cayman becoming no longer the controlling shareholder of the Target;
(2)	New proposals and resolutions of the executive directors/board of directors, supervisors/board of supervisors;
(3)	Any significant penalty imposed by a regulatory authority;
(4)	Any significant litigation or arbitration such Group Company is involved;
(5)	Any significant change in the operating principles or business scope of such Group Company;
(6)	Information on any change in executives;
(7)	The occurrence of any anticipated significant gain or loss;
(8)	Other business information that may substantially affect the interests of the Investor;
(9)	The conclusion of any important contract by any Group Company that may have a significant impact on the assets, Indebtedness, rights and interests or results of operations of the Group Company;
(10)	Any Group Company incurring significant Indebtedness or defaulting on any significant Indebtedness by failing to satisfy it when due;
(11)	Any Group Company incurring a significant loss, or suffering a significant loss in an amount of more than [***] percent ([***] %) of the total net assets of such Group Company;
(12)	Any significant change in the external conditions of the production and operation of any Group Company;
(13)	Other important matters that the Group Companies consider necessary to inform the Investor; and
(14)	Other information that may be reasonably requested by the Investor or that has been disclosed to other shareholders.

For the purpose of compliance, the Parties hereby clarify that any disclosure of the above information of the company listed on NASDAQ within the Group Companies shall be limited to that it has disclosed to the U.S. Securities and Exchange Commission, and the Target shall, as agreed above, deliver to the Investor relevant information within such scope of disclosure.

7.1.3	When any of the following significant events occur to any Group Company, the Target and the Controlling Shareholder shall immediately report them to the Investor, and, at the request of the Investor and its appointed representatives, pay off the Convertible Loan Funds and interest thereon, as well as other Indebtedness, and fulfill the guarantee obligations. Significant events refer to those events that affect the equity value of the Group Company or the ability to repay such Indebtedness as the Convertible Loan Funds and interest thereon, including but not limited to:
(1)	Any Group Company suffers any change in its shareholding; enters into any contracting, consortium, consolidation, merger, demerger, reorganization or joint venture arrangement; files a petition for ceasing operations pending correction, for dissolution or bankruptcy; transfers or assigns any significant assets or claims; makes a significant external investment; incurs any substantial increase in debt financing, and other events that may adversely affect the rights and interests of the Investor;
(2)	Any Group Company suspends its production; is closed temporarily, deregistered, or ordered to have its business license revoked; or its legal representative or principal person-in-charge engages in any illegal activities; is or may be involved in a major economic dispute, litigation or arbitration; its property is seized, distrained or controlled as per law; any of its shareholders, directors or incumbent executives are suspected of being involved in a major case or economic dispute; its production and operation face serious difficulties or its financial condition is deteriorated; or a major crisis arises in the operation or finance of its Affiliates, thereby affecting its normal operation, or a significant related party Transaction is entered into with any of its Affiliates that affects its normal operation; and
(3)	Any Group Company or any Guarantor under the Transaction Documents regarding the Investment suspends its production; is closed temporarily, deregistered, ordered to have its business licensed revoked; becomes bankrupt or revoked; suffers operating loss; is given any administrative or criminal penalty or involved in a major civil dispute; has a deteriorated financial condition; loses in whole or in part its ability to repay or provide guarantees for such debts as the Convertible Loan Funds and interest thereon; the value of its pledged/mortgaged collateral is diminished; and other events that may affect the security of the Convertible Loan Funds and interest thereon as well as other debts.
7.1.4	All financial statements and reports of the Group Companies shall be prepared in accordance with generally accepted accounting principles in the United States or China, and the audits of the Group Companies shall be conducted by an accounting firm in accordance with such accounting principles; and the financial data so provided by the Target to the Investor shall reflect the financial condition of the Group Companies in the corresponding period on a true, accurate, complete and fair basis.
7.1.5	The Target and the Controlling Shareholder shall ensure that all information provided to the Investor has been verified by the Target, and that it is true, correct, complete and not misleading. If the Target fails to provide any materials/information specified in this Article 7.1 within the time limit set out therein, and within [***] days after the Investor has informed the Target in writing, the Investor still has not received such materials/information, and the Investor and the Target have not agreed upon any extension for the provision of such materials/information, the Investor shall have the right to appoint an accounting firm to prepare and audit such materials/information for the Group Companies at the cost and expense of the Target. The Target and the Controlling Shareholder shall actively cooperate and provide necessary conditions and materials to enable the accounting firm appointed by the Investor to complete such audit and investigation.
7.2	Post-Conversion Rights of the Investor

The Controlling Shareholder undertakes and warrants that, upon completion of the Conversion, the Investor shall have the basic rights as an investor, which will be expressly agreed upon in the investment and conversion agreement, shareholder agreement and other transaction documents with respect to the Conversion that will be executed by the Investor subsequently.

7.3	Special Right of Transfer

The Parties agree that the Investor shall at any time have the right to transfer or assign to any Affiliates it designates all of its rights (including but not limited to the rights in respect of the Convertible Loan Funds and the right of Conversion) and obligations as agreed in the Transaction Documents regarding the Investment and the equity stake it holds in any Conversion Group Companies. The Controlling Shareholder undertakes that it shall waive its right of first refusal as to such transfer of equity stake by the Investor, and the Controlling Shareholder and the Conversion Group Companies warrant that the other shareholders of the Conversion Group Companies shall all waive their right of first refusal as to such transfer by the Investor. The Conversion Group Companies and each of their current shareholders shall cooperate with the Investor in all procedures for the transfer of equity stakes as provided for by the laws of the country where the respective Conversion Group Company operates.

Article VIIIRepresentations, Warranties and Undertakings
8.1Each Party represents and warrants to the other Parties that:
(1)	It is a legal civil subject with full and independent legal status and capacity to execute, deliver and perform this Agreement. It has full legal qualifications to execute this Agreement and perform the obligations set forth thereunder;
(2)	It has obtained full, necessary internal authorizations to execute this Agreement, perform all obligations thereunder, and complete the Transactions contemplated thereunder;

(3)	Its execution of this Agreement and performance of the obligations thereunder will neither violate any laws and regulations of China, nor conflict with any contracts or agreements by which it is bound; and
(4)	This Agreement, once signed by the Parties, shall constitute a legal, valid and legally binding obligation of each of them, and they will perform the obligations hereunder in a timely, full and substantive manner.
8.2The Controlling Shareholder and the Target jointly undertake and warrant to the Investor that:
(1)	The registered office and/or actual place of production and business of the Target and its subsidiary, CASI Wuxi Bio, will remain in Huishan ETD Zone, and without the prior written consent of the Investor, will not be moved out of the Huishan ETD Zone for any reason whatsoever;
(2)	The Target will not make any cash dividends during the period of use of the Convertible Loan Funds and prior to satisfaction of all the Indebtedness hereunder;
(3)	Without the prior written consent of the Investor, the equity stake held by the Controlling Shareholder directly or indirectly in the Target will not, for whatever reason, be pledged, seized, frozen, executed, or subject to any other Encumbrance or restrictions on rights thereto;
(4)	Each of the representations and warranties made by the Target and the Controlling Shareholder in this Agreement and other Transaction Documents is true, correct and not misleading, without any omission of necessary material facts; and
(5)	As soon as the Target and the Controlling Shareholder become aware of any matter, event or circumstance which has rendered or will render any of their representations or warranties untrue, misleading, incorrect or incapable of being fulfilled, they shall disclose such matter, event or circumstance to the Investor in writing, and the Parties shall engage in a reasonable negotiation in this regard. However, such disclosure shall not be deemed to be a modification to the representations and warranties made by the Target and the Controlling Shareholder to the Investor under this Agreement and other Transaction Documents, and shall not be deemed to be a waiver by the Investor of neither the corresponding Conditions Precedent nor its right to claim compensation under this Agreement and other Transaction Documents.
8.3The Target and the Controlling Shareholder jointly undertake to the Investor that, as at the Signing Date hereof, with respect to any Group Company, including but not limited to:
(1)	The materials, presentation and explanations provided by the Group Companies and the Controlling Shareholder to the Investor are true, comprehensive and lawful;
(2)	The establishment, qualifications, conditions and form of the Group Companies are in compliance with the relevant national laws and regulations;
(3)	The equity/rights and interests of the Group Companies are true, clear and lawful, and there is neither pledge or any other Encumbrance or restriction on rights, nor any ownership or potential dispute;
(4)	The Group Companies have obtained or passed necessary approvals or verification from or by the relevant governmental authorities, and have obtained relevant governmental licenses, in connection with the conduct of their core business. The scope of business and mode of operation of the Group Companies are in compliance with the relevant laws and regulations;
(5)	The Group Companies have put in place a good internal management system as per law, have a well-functioning organizational structure, and the relevant bodies and personnel are able to perform their duties in accordance with the law;
(6)	The ownership of all assets of the Group Companies is clear and legal, free from mortgage, pledge or other Encumbrance or restriction on rights thereto and without any ownership or potential dispute. There is no restriction on the exercise by the Group Companies of the ownership of, or right to use, their assets;
(7)	The Group Companies do not have any undisclosed Indebtedness, external guarantees or liabilities;
(8)	The operations of the Group Companies are in compliance in all material respects with the laws, administrative regulations and their articles of association, as well as national industrial policies and environmental policies;
(9)	There is no risk of a Material Adverse Change in the operating qualifications of, or in the acquisition or use of important assets of, the Group Companies;
(10)	No Group Companies violate any tax laws and regulations and as a result are punished or pay any Taxes owed;
(11)	No Group Companies have any significant risk of insolvency, or any guarantees, litigation, arbitration or other contingencies that affect their continuing operation;
(12)	The major business contracts being performed by the Group Companies are in the form and substance that are legal and valid, and are performed in a normal manner, without any major potential disputes with respect to the performance of such contracts;
(13)	No Group Companies violate any labor security or social insurance laws and regulations or infringe upon any legitimate rights of employees;
(14)	There are no outstanding or foreseeable litigation, arbitration or administrative penalty cases against any Group Companies; and
(15)	None of the Group Companies’ funds are tied up by any of their Affiliates.
8.4The Target and the Controlling Shareholder jointly undertake to the Investor that each of the Group Companies shall conduct its business in a customary manner, and that the Target or the Controlling Shareholder shall inform and disclose to the Investor, on an accurate and complete basis, in writing [***] Business Days in advance, if any of the following events occur to any Group Company that may have a Material Adverse Effect:
(1)	The Group Company changes its registered capital, capital contribution, equity, shareholders or shareholding structure, unless otherwise agreed herein and subject to the consent of the Investor;
(2)	The Group Company changes its existing core business or mode of operation;
(3)	Any Material Adverse Change arises in the production and operation or financial condition of the Group Company;
(4)	The Group Company sells, transfers, assigns, creates a mortgage or guarantee over, or damages any of its assets;
(5)	The Group Company enters into any contract, agreement, etc. that may jeopardize its interests;
(6)	The Group Company changes its significant accounting policies or financial statement preparation method, provided that it will not give further notice if the policy is changed as required generally by the Ministry of Finance or other regulatory authority;
(7)	The Group Company lends money externally or provides guarantees;
(8)	The Group Company causes to be sold, transferred, assigned, mortgaged or otherwise disposed of, or sells, transfers, assigns, mortgages or otherwise disposes of, any of its assets or business, or makes external investments, or acquires any assets from other parties, or creates any security interest in or restriction on rights to, any of its assets, or gives any of the foregoing undertakings;
(9)	The Group Company declares, pays or gives, or agrees, whether orally or in writing, to declare, pay or give any dividend or other distribution;
(10)	The Group Company amends its articles of association;
(11)	The Group Company executes or agrees to execute any agreement or undertaking that may preclude, restrict or delay the consummation of the Investment, or affect the terms of the Investment;
(12)	Any funds of the Group Company are appropriated by any of its Affiliates;
(13)	The Group Company commits a material violation of any law or assumes any significant Indebtedness;
(14)	The Group Company causes or agrees to enter into a demerger or merger arrangement with other parities, or makes external investments; or
(15)	Any other events that may have a Material Adverse Effect on the existence, operation, functioning, management, assets, financial condition, among other things, of the Group Company.
Article IXAmendments, Termination and Rescission
9.1	Amendment

The Parties agree that any amendments or modifications to this Agreement shall be decided by separate negotiation among the Parties, and shall not become effective until a written agreement on such amendments or modifications has been executed by the Parties.

9.2	Termination and Rescission
9.2.1	The Parties agree that this Agreement may be terminated or rescinded under any of the following circumstances:
(1)	This Agreement may be terminated or rescinded by unanimous written consent of the Parties;
(2)	The Investor shall have the right to terminate this Agreement by written notice to the other Parties hereto if, at any time prior to the Investment Commencement Date, it reasonably believes that a Material Adverse Effect has arisen, or there is conclusive evidence that the Target and/or the Controlling Shareholder will not be able to perform their respective obligations under this Agreement and any other Transaction Documents;
(3)	The Investor shall have the right to terminate or rescind this Agreement by written notice to the other Parties hereto if the Conditions Precedent set forth in Article 3.1 hereof are not fully fulfilled prior to the Investment Commencement Date, and the Investor does not waive certain Conditions Precedent in writing;
(4)	The Investor shall have the right to rescind this Agreement by written notice to the other Parties hereto, and require the breaching Party pursuant to the provisions hereof to compensate for the resulting Losses or damages it suffers, if any representations or warranties made by the Target and/or the Controlling Shareholder jointly or severally hereunder become untrue or inaccurate in a material respect, or become misleading or fraudulent, or contain any concealment;
(5)	If a Party commits a serious breach of its obligations under this Agreement or any other Transaction Documents, and within [***] Business Days after the breaching Party receives written notice from any non-breaching Party, such breach is not cured or remedied in a manner that is reasonably satisfactory to the non-breaching Parties, then the non-breaching Parties shall have the right to rescind this Agreement by written notice to the other Parties hereto, and require the breaching Party pursuant to the provisions hereof to compensate for the resulting Losses or damages they suffer;
(6)	Any of the Parties shall have the right to terminate this Agreement if any new law or regulation is enacted that makes it impossible to continue to perform this Agreement; or
(7)	This Agreement may be terminated or rescinded pursuant to relevant provisions hereof.
9.2.2	In the event of any termination hereof, the further rights and obligations of the Parties shall cease immediately upon termination, without prejudice to their rights and obligations which have accrued as at the date of such termination and to the right of claims against the breaching Party for its breaches occurred prior to the date of such termination.
9.2.3	Articles X (Fees and Taxes), XI (Liability for Breach), XII (Applicable Law and Dispute Resolution) and XIII (Miscellaneous) hereof shall survive any termination of this Agreement.
Article XFees and Taxes
10.1	Unless otherwise agreed herein, each Party shall bear all their own negotiation and implementation costs and fees (including but not limited to financial adviser, audit, legal, and business survey fees) in connection with this Agreement and other final agreements as well as the Investment.
10.2	Unless otherwise agreed in this Agreement or other Transaction Documents, each Party shall bear their own Taxes and fees with respect to the Investment in accordance with relevant provisions of the laws and regulations of China.
10.3	The Parties shall bear their own fees and expenses (including but not limited to the registration fees charged by the Industrial and Commercial Registration Authority, third-party appraisal fees, and the fees charged by the notary office) incurred in the process of any Conversion of the Investor.
Article XILiability for Breach
11.1	If a Party breaches any of its representations or warranties hereunder or fails to perform (or incorrectly performs) relevant obligations hereunder, the breaching Party shall compensate the non-breaching Parties for all the resulting Losses (including but not limited to the direct and indirect economic Losses, litigation costs, attorney’s fees, preservation fees, preservation guarantee fees and insurance premiums, travel expenses, appraisal fees, auction fees and other related expenses caused by the breach).
11.2	If a Party fundamentally breaches the Agreement or its representations or information provided is untrue or incomprehensive as a result of which it becomes impossible to perform the Agreement or the other Parties cannot achieve the purpose of the Agreement or the legitimate rights and interests of any Parties are harmed, then the non-breaching Parties shall have the right to rescind this Agreement, and the breaching Party shall compensate the non-breaching Parties for all the resulting Losses (including but not limited to the direct and indirect economic Losses, litigation costs, attorney’s fees, preservation fees, preservation guarantee fees and insurance premiums, travel expenses, appraisal fees, auction fees and other related expenses caused by the breach).
11.3	Other provisions hereof providing for the liability for a breach, if any, shall apply. Without prejudice to any other provisions of this Article, if any Party fails to fulfill any of its obligations hereunder, the other Parties shall have the right, in addition to any other rights and remedies available hereunder, to require specific performance by the breaching Party of such obligations.

Article XIIApplicable Law and Dispute Resolution
12.1Any dispute arising in connection with the execution or performance hereof, and the interpretation of the provisions hereof shall be governed by the laws and regulations of the People’s Republic of China (excluding, for the purpose of this Agreement, the laws and regulations of Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan region).
12.2The Parties agree that any dispute or controversy arising out of or in connection with the execution or performance of the Agreement shall be resolved through negotiation. If such negotiation fails, any Party shall have the right to file a lawsuit with the competent people’s court where the Investor is domiciled. All relevant costs and fees (including but not limited to case acceptance fees, preservation fees, and attorney’s fees) shall be borne by the unsuccessful Party or Parties, unless the court decides otherwise.
12.3When any dispute occurs and during any litigation concerning any dispute, the Parties shall continue to exercise and perform their respective rights and obligations hereunder, except for those involved in the issues in dispute.
Article XIIIMiscellaneous
13.1	Confidentiality

All the provisions hereof and any information relating to the business, affairs, finance, technology, personnel, management, investment and other aspects of the Group Companies or other Parties acquired in connection with the signing, implementation and execution of the Agreement shall be considered confidential information (“Confidential Information”). The Parties shall keep confidential, not use for any purpose other than the Investment, and not disclose to any third party, such Confidential Information. Notwithstanding the foregoing, a Party may disclose such information to its employees, directors, officers, consultants, agents or other related persons and/or entities for the purposes of this Agreement; provided that such Party shall take reasonable steps to ensure that any such person is aware of the confidentiality of such information and agrees to perform the foregoing confidentiality obligations under this Agreement. If the Investment fails to be consummated for any reason whatsoever, each Party shall still perform their respective obligation of confidentiality, and shall not disclose any information about the Group Companies or other Parties known in the course of this Investment.

13.2	Force Majeure
13.2.1	Force majeure means any objective event which is unforeseeable, unavoidable and insurmountable by the Parties or a Party, including but not limited to natural disasters such as earthquakes, typhoons, floods and fires, strikes, epidemic diseases, pandemics, civil unrest, wars, and changes in existing laws, regulations and policies.
13.2.2	Where a force majeure event renders it impossible for a Party to perform any of its obligations hereunder, the time for performance of such obligations shall be extended by a period of time that takes into account the duration of the delay caused by such event and its effect. The Party claiming a force majeure event renders the performance of its obligations impossible shall take appropriate actions to minimize or eliminate the effects of such event, and shall endeavor to resume the performance of its obligations affected by the force majeure event within the shortest possible time. In case of a force majeure event, no Party shall be liable for any damages, increased costs or Losses suffered by the other Parties as a result of the failure or delay in performance of its obligations due to such event. The Party affected by a force majeure event shall, within [***] Business Days of the occurrence of such event, notify the other Parties and provide valid supporting documents proving such occurrence and the time thereof. During the duration of the force majeure event, the Parties shall continue to perform the Agreement in all respects other than those that cannot be performed due to such event. If the force majeure event continues for more than [***] months, the Parties shall decide through negotiation whether to amend this Agreement to reflect the effect of such force majeure event on the performance hereof or to terminate the Agreement.
13.3	Severability

The invalidity of any provision hereof shall not affect the validity of any other provisions, unless such validity would result in material adverse consequences to the interests of the other Parties hereunder, in which case the Party whose interests are impaired may make adjustments pursuant to the relevant provisions hereof.

13.4	No Waiver

To the extent permitted by the laws of China, any failure or delay of any Party hereto in exercising a right or power, or any portion thereof, shall not be deemed to be a waiver of such right or power or such portion thereof; no partial exercise of a right or power by any Party shall preclude any further exercise by such Party of the portion thereof that has not been exercised; and no waiver by any Party of the exercise of a right or power, or any portion thereof, shall preclude further exercise by such Party of such right or power.

13.5	Entire Agreement
13.5.1	Any matters not provided for herein shall be determined in supplemental agreements entered into by the Parties through negotiation, which shall have the same force and effect as the Agreement.
13.5.2	This Agreement shall prevail over all discussions, negotiations, expression of intent or understandings relating thereto among the Parties prior to the Signing Date hereof. All prior documents, undertakings and agreements, whether oral or written or otherwise, among the Parties in connection with the subject matter of this Agreement are hereby cancelled and shall not affect any of the provisions hereof.
13.5.3	During the course of performance after the execution hereof, all the supplemental agreements among the Parties (including unilaterally or by a person designated by a Party) with respect to a specific matter, the meeting minutes, letters of undertaking and the full set of documents for the registration of change of any capital increase and Conversion shall constitute a supplement to, and have the same legal effect as, this Agreement.
13.6	Notice

13.6.1	Any notice or written communication to be given by any Party to the other Parties hereunder, including but not limited to any and all written documents and notices required to be given hereunder, shall be given by hand, by registered or certified mail, by facsimile or by other means of communication. Such documents and notices shall be deemed to have been delivered and received: if by hand, on the date on which such documents or notices have been delivered to the addresses of the recipients; if by registered or certified mail, on the [***] day after the mailing of such documents or notices; or if by facsimile, on the date shown on the confirmation of transmission. The designated contact information of each Party is as follows:

If to Wuxi Huicheng Yuanda Investment Partnership (Limited Partnership)

Contact: [***]

Address: [***]

Phone: [***]

Email: [***]

If to CASI Pharmaceuticals (Wuxi) Co., Ltd.

Contact: [***]

Address: [***]

Phone: [***]

Email: [***]

If to CASI Pharmaceuticals, Inc.

Contact: [***]

Address: [***]

Phone: [***]

Email: [***]

If to CASI Pharmaceuticals (China) Co., Ltd.

Contact: [***]

Address: [***]

Phone: [***]

Email: [***]

13.6.2	If any of the contact information of any Party above changes, such Party shall notify the other Parties in writing of the changed contact information pursuant to the provisions of this clause within [***] days of such change. All notices, documents and applications under this clause shall thereafter be delivered to such changed contact information. If the other Parties have not been notified in writing in a timely manner, the notices, documents and applications they have delivered to the contact information set forth herein shall be deemed to have been delivered. The contact information set forth in this clause shall apply to the service of legal process with respect to any litigation or arbitration proceedings arising out of this Agreement or its amendments or supplemental agreements.
13.7	Effectiveness

This Agreement shall become effective upon the date on which the Parties have affixed their seals to and signed the Agreement.

13.8	Originals

This Agreement shall be made in five (5) originals, with the Investor holding two (2) thereof and each of the other Parties holding one (1) thereof, each of which shall have the same legal force and effect.

(Remainder of Page Intentionally Left Blank)

(Page Intentionally Left Blank - Signature Page to the Convertible Loan Agreement in Respect of CASI Pharmaceuticals (Wuxi) Co., Ltd. Follows.)

IN WITNESS WHEREOF, this Agreement has been executed by the authorized representatives of the Parties as of the date first above written.

Wuxi Huicheng Yuanda Investment Partnership (Limited Partnership) (seal)

Representative of the executive partner (signature): [***]

(Page Intentionally Left Blank - Signature Page to the Convertible Loan Agreement in Respect of CASI Pharmaceuticals (Wuxi) Co., Ltd. Follows.)

IN WITNESS WHEREOF, this Agreement has been executed by the authorized representatives of the Parties as of the date first above written.

CASI Pharmaceuticals (Wuxi) Co., Ltd. (seal)

Legal representative (signature): [***]

(Page Intentionally Left Blank - Signature Page to the Convertible Loan Agreement in Respect of CASI Pharmaceuticals (Wuxi) Co., Ltd. Follows.)

IN WITNESS WHEREOF, this Agreement has been executed by the authorized representatives of the Parties as of the date first above written.

CASI Pharmaceuticals, Inc. (signature): [***]

Person-in-charge (signature): [***]

(Page Intentionally Left Blank - Signature Page to the Convertible Loan Agreement in Respect of CASI Pharmaceuticals (Wuxi) Co., Ltd. Follows.)

IN WITNESS WHEREOF, this Agreement has been executed by the authorized representatives of the Parties as of the date first above written.

CASI Pharmaceuticals (China) Co., Ltd. (seal)

Legal representative (signature): [***]